Flash Foods Acquisition November 2015

Safe Harbor Statements Forward-Looking Statements Statements contained in this presentation that state the Company’s and Partnership’s or management’s expectations or predictions of the future are forward-looking statements and are intended to be covered by the safe harbor provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. The words “believe,” “expect,” “should,” “intends,” “estimates,” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CST filing with the Securities and Exchange Commission (“SEC”), including the Risk Factors in our most recently filed Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as filed with the SEC and available on CST Brand’s website at www.cstbrands.com. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement you see or hear during this presentation reflects our current views as of the date of this presentation with respect to future events. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise. 2

Flash Foods Overview • 164 convenience stores with retail fuel operations in Georgia and Florida – Average store size: ~3,500 SF; Average lot size: ~56,000 SF • 21 quick service restaurants, including 3 standalone • A land bank of 13 real estate sites for new Flash Foods stores • 90,000 SF retail distribution center for its stores • Over 290 million gallons in unbranded fuel supply for the twelve month period ending June 30, 2015 (company-owned transportation fleet delivers fuel and merchandise to all stores) • Leases terminals and maintains allocated capacity on the Plantation Pipeline and Colonial Pipeline • Approximately 80% of real estate is owned 3

Flash Foods Overview (Continued) • Total purchase price: $425 million – Expected cost reduction synergies of over $8 million – Anticipated increase in gross profit of $4 million by Year 3 – Favorably impacted by 1031 Like-Kind Exchange opportunity • Transaction is expected to close 1Q 2016 and is expected to be accretive in Year 1 4

Why Flash Foods? • Accelerates 2020 Vision of growing merchandise and food gross profit • Strong customer-focused team culture • Expands CST’s geographic footprint to growing markets – Opportunity to build CST NTIs in new markets • Vertical integration – Distribution Center – Fuel Supply, Storage and Distribution • Leverage QSR relationships 5

Geographic Footprint



Ontario
Quebec
Atlantic
ME
NH
MA
NY
PA
NJ
DE
MD
VA
WV
OH
MI
WI
MN
SD
WY
CO
CA
AZ
NM
OK
TX
AR
LA
IL
IN
KY
TN
GA
FL

Site Locations
- Flash Foods
- U.S. Retail
- Canadian Retail
- CrossAmerica[1]

★ **CST Service Centers**
- San Antonio
- Montreal

★ **CrossAmerica Service Center**
- Allentown

[1] CrossAmerica has 46 locations in FL

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